Exhibit 99.1

IMPCO Technologies’ Stockholders Approve Reorganization and Establishment of

Holding Company — Fuel Systems Solutions

Highlights Recent Australian Initiatives to Convert Vehicles to Gaseous Fuel Systems

SANTA ANA, Calif., Aug. 24, 2006 — IMPCO Technologies, Inc. (Nasdaq:IMCO) today reported that stockholders at the company’s annual meeting yesterday approved a proposed corporate reorganization and name change to Fuel Systems Solutions, Inc. As part of the reorganization, stockholders of IMPCO will receive one whole share of common stock of Fuel Systems Solutions, Inc. in exchange for every two shares of IMPCO common stock owned at the time of the reorganization. Stockholders will receive cash for any fractional shares held equal to a proportionate interest in the gross proceeds of the sale on Nasdaq of the aggregate fractional shares.

At June 30, 2006, there were 30,016,087 shares of IMPCO common stock outstanding. Based on that same record date, there will be 15,008,043 shares of Fuel Systems Solutions common stock outstanding following the reorganization. The company anticipates that trading of the new Fuel Systems Shares of common stock under its new stock symbol (FSYS) will commence on Friday, August 25, 2006, on the Nasdaq Global Market.

“The adoption of a new corporate name and holding company represents a significant milestone in the company’s evolution. Equally important, the new corporate name better describes the company’s business and its focus on providing innovative solutions to address escalating oil prices, energy security and clean air solutions on a global basis,” said Mariano Costamagna, president and chief executive officer.

He reiterated management’s recently updated guidance that the company is on track to achieve revenue growth of approximately $200 million in 2006, gross profit of 25 to 27 percent and operating income of approximately 10 percent.

During a corporate overview presentation to stockholders, management highlighted initiatives adopted by countries around the world designed to encourage the utilization of gaseous fuels. “Australia’s Prime Minister John Howard, for example, this month announced an approximate $1 billion U.S. ($1.3 billion Australian) plan over eight years that includes a $1,500 rebate for converting a vehicle and a $760 rebate for a new factory-fitted LPG vehicle - representing an estimated $2.0 billion opportunity for the Australian (LPG) automotive gaseous market,” said Brad Garner, chief operating officer of IMPCO Technologies, a subsidiary of Fuel Systems Solutions.

Garner noted the Prime Minister’s August 14, 2006 “Ministerial Statement to Parliament on Energy Initiatives” is available through an Internet search.

Garner emphasized that the company has a ten-year operating history in Australia, preceded by long-term distribution relationships in the country. He noted that Fuel Systems Solutions has an existing program with Holden Ltd., for factory delivered bi-fuel (LPG/gasoline) vehicles and provides the only system meeting Mitsubishi’s installation requirements for LPG systems on its new model 380 vehicle platform.

He noted Fuel Systems Solutions commands a market share exceeding 30 percent of the Australian conversion market for vehicle systems, representing annual revenue of approximately $10.0 million in this market — climbing 25 percent from $8.0 million in 2005. Garner added that Fuel Systems Solutions’ financial strength is a competitive advantage in the Australian market that will support the company’s product delivery cycle in this rapidly growing market. “Our Australian operations managers have reported a dramatic increase in the number of inquiries for the conversion of vehicles to gaseous fuel in conjunction with the government’s recent rebate program,” Garner said.

Fuel Systems Solutions is a newly established holding company currently comprised of two operating subsidiaries, IMPCO Technologies and BRC Gas Equipment. IMPCO designs, manufactures, markets and supplies advanced product and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is a leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Santa Ana, California, IMPCO has offices throughout Asia, Europe, Australia and North America. Additional information is available at www.impcotechnologies.com. BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major automobile manufacturers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. Additional information is available at BRC’s web site, http://www.brc.it.

The matters discussed in this press release under the heading “Outlook” are forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in any forward-looking statement. Those forward looking statements include statements relating to expected growing interest in alternative fuel products, the expected broad economic, political, and environmental initiatives supporting alternative fuel products on a global basis, and the company’s intention to capitalize on the significant opportunities available to IMPCO as the company’s strategic plan is implemented, as well as IMPCO’s ability to achieve its revenue target of $200 million, gross profit of 25 to 27 percent and operating income of 10 percent in 2006, as well as capitalize on recent initiatives implemented by the Australian government. Factors that could cause or contribute to such differences between our expected future results and actual results include, but are not limited to, prevailing market and global economic conditions; changes in environmental regulations that impact the demand for the company’s products; the company’s ability to manage its leverage and address operating covenant restrictions relating to its indebtedness; the company’s ability to negotiate and comply with waivers pertaining to existing loan covenant defaults; the company’s ability to design and market advanced fuel metering, fuel storage and electronic control products; the company’s ability to meet OEM specifications; and the level and success of the company’s development programs with OEMs. Readers also should consider the risk factors set forth in the company’s reports filed with the Securities and Exchange Commission, including, but not limited to, those contained in “Management’s Discussion & Analysis of Financial Condition and Results of Operation — Risk Factors” section of the company’s Quarterly Report on Form 10-Q, for the quarter ended June 30, 2006. The company does not undertake to update or revise any of its forward-looking statements even if experience or future changes show that the indicated results or events will not be realized.

CONTACT:	Maier & Company, Inc.
Gary S. Maier/Crystal Warner
(310) 442-9852